Exhibit 99.1

Mitesco Reports on Business Developments in Its Centcore Data Center Services Unit

VERO BEACH, FL - February 5, 2025 (NEWMEDIAWIRE) - Mitesco, Inc. (OTC:MITI, “the Company”, www.mitescoinc.com ) announced several new business relationships that represent the progress it has made through its Centcore (www.centcoreusa.com ) business unit. It has also initiated development of its A.I. based sales productivity application dubbed “Robo-Agent”, and we are working with representatives of four (4) of the top residential real estate firms in this effort.

Brian Valania, head of sales for Centcore, offered this discussion, “We are now six months into development of a nationwide client base for our Centcore data center services. I’d like to discuss some of the opportunities of size we are working, including:

•	The hotel industry, with both larger and smaller chains with well recognized brands, where their enterprise level solution is often better delivered with multiple instances sized for the transaction needs of each subsidiary.
•	The financial services industry starting with credit unions and smaller community banks, where cybersecurity is needed for new and growing compliance requirements.
•	In the infrastructure application area, we now offer GIS solutions from ESRI installed and are soliciting business from municipal and government entities who cannot afford to have the technical staff required for this niche application, even though it is used extensively for call dispatch, building departments, law enforcement and utilities.
•	We now have 3-D modeling in support of rapid, small volume prototyping through a relationship with US Machinery, one of our Centcore Partner Program clients.
•	The residential real estate industry, not just for corporate wide data processing, but potentially with our new “Robo-Agent” application set. The new NAR settlement is creating reduced margins, and the need for digital marketing for more efficient lead generation requires a different level of technology than typical agents possess. We believe the integration of various solutions within our Robo-Agent, coupled with A.I. based searches and interviewing can reduce the labor content and increase the number of transactions an agent can handle.

With regard to generic data processing services, we compete with AWS, Microsoft Azure and many smaller providers, with lower costs and a very high level of cybersecurity. My background includes extensive relationships with SAP clients, and through those former clients we are learning the cloud computing buying characteristics of some larger players, who can be spending $30,000 to over $100,000 per month. Every company’s CEO and CFO is incentivized to reduce costs and increase their margins and profits. While we initially focused on much smaller targets, we now believe that the larger users are better suited to our cost-effective approaches. As we look ahead, Centcore remains dedicated to expanding its capabilities, enhancing customer experience, and adopting emerging technologies to maintain its competitive edge.”

Mack Leath, CEO of Mitesco, commented, “We are working 24x7 to develop the Centcore business, while also adding new business activities. We expect to have a robust in-house IT and software development capabilities by mid-year. This group will drive the Robo-Agent application and provide services for resale to data center clients. We are also exploring data center development with a view toward smaller, purpose-built centers in a network configuration. This may allow us to engage more clients regionally, while adding remote backup between the various centers. Lastly, we continue to believe that infrastructure applications in a cloud configuration makes sense as a longer-term business.”

He concluded, “We thank our shareholders for their continued support, and believe the data center business provides a platform for both short term, and longer duration growth going forward.”

Contact:

Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations
Rick Eisenberg
eiscom@msn.com
917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing,; the risk that defaults under the Company’s leases could trigger other damages and remedies; the risk that commenced and threatened litigation may result in material judgments against the Company; the risk that foreclosure of the Company’s clinics may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that foreclosure of the Company’s clinics may negatively impact the Company’s business operations and reputation with or ability to serve customers; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.

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